Exhibit 99.1

Jayco Expanding Middlebury Manufacturing Footprint, Adding 300 jobs

JAYCO TO MEET INCREASED DEMAND BY ADDING SEVERAL NEW MANUFACTURING AND SUPPORT DEPARTMENT BUILDINGS

ELKHART, Ind., Jan. 30, 2017 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that its Jayco subsidiary has broken ground on several building projects, with some near completion or recently completed. The new facilities, which are in response to the growing demand for Jayco's travel trailers, fifth wheels, toy haulers and motorhomes, will add over 400,000 square feet of production space to its Middlebury, Indiana campus and over 300 expected jobs.

"The growth Jayco has experienced over the past few years pushed our current production facilities to maximum capacity, so the new buildings will help us not only meet current demand for our products, but give us the space we need to continue to grow," stated Matt Thompson, Jayco, Inc. Chief Operating Officer.

The new buildings include two manufacturing plants, one that will produce the Eagle brand of travel trailers and fifth wheels, and another that will produce Jayco's line of luxury fifth wheels including the North Point, Pinnacle, and Designer. The added facilities will free space in the current production facilities for additional Jay Flight and light weight travel trailer production.

In addition, Jayco has added a dedicated Mill Room and Lamination facility for Jayco's motorized products.

"Our end goal is to continue to provide top level products and service to our dealers and retail customers," commented Thompson. "We want to continue to set the standard for the industry and the new buildings give us the space we need to do so."

The Eagle travel trailer and fifth wheel plant will be fully operational by early February, adding approximately 200 jobs, while the second towable plant is expected to be completed and operational by mid-June. The mill room facility has been operational since October 2016 and the lamination facility is expected to come online by the end of March.

To apply for one of Jayco's new job openings, please visit www.Jayco.com/about/careers or stop by the main office at 903 S. Main Street, to fill out an application.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

About Jayco, Inc.

Headquartered in Middlebury, Indiana, Jayco, Inc., a subsidiary of Thor Industries, Inc., makes and markets towable and motorized RVs under the Jay Series™, Hummingbird™, Jay Flight®, Jay Feather®, White Hawk®, Eagle®, Octane®, Seismic®, North Point®, Pinnacle®, Designer®, Redhawk®, Greyhawk®, Melbourne®, Seneca®, Alante®, and Precept® brand names. For more information, call 1-(800) RV-JAYCO or visit www.jayco.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending October 31, 2016.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this listing of questions and answers or to reflect any change in our expectations after the date of this listing or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Investors: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com; Media: Ashley Lehman, Jayco Director of Marketing, (574) 825-5861, pressinfo@jayco.com